EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-191786 and No. 333-157655 on Form S-8 of Ameren Corporation of our report dated June 22, 2016 appearing in this Annual Report on Form 11-K of the Ameren Corporation Savings Investment Plan for the year ended December 31, 2015.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

South Bend, Indiana

June 22, 2016